Exhibit 10.2
NOTES DOMINION ACCOUNT AGREEMENT
     THIS DOMINION ACCOUNT AGREEMENT (the “Agreement”), dated as of June 28, 2007 (the “Effective Date”), among the SHINGLE SPRINGS TRIBAL GAMING AUTHORITY (the “Authority”), LAKES KAR-SHINGLE SPRINGS, LLC, a Delaware limited liability company (“Manager”), THE BANK OF NEW YORK TRUST COMPANY, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the First Lien Secured Parties (defined below) and trustee for the Senior Notes (defined below) under the Indenture (defined below), and WELLS FARGO BANK, N.A. (the “Bank”).
W I T N E S S E T H:
     WHEREAS, the Authority is a wholly-owned unincorporated instrumentality of the Shingle Springs Band of Miwok Indians (“Tribe”), a federally recognized Indian tribe;
     WHEREAS, the Tribe has the inherent power to conduct and regulate gaming on its lands, subject only to the restrictions imposed by the Indian Gaming Regulatory Act of 1988, Public Law 100-497, 25 U.S.C. § 2701 et. seq. (as such may from time to time be amended, “IGRA”);
     WHEREAS, in accordance with IGRA, the Tribe has entered into the Tribal-State Compact for the conduct of Class III Gaming within the State of California;
     WHEREAS, the Tribe, acting through the Authority, proposes to develop, construct and operate, a full service gaming and entertainment facility to be commonly known as the Foothill Oaks Casino and certain related amenities located in El Dorado County, California;
     WHEREAS, the Tribe and Manager entered into a First Amended and Restated Memorandum of Agreement Regarding Gaming Development and Management Agreement dated as of October 13, 2003 (as amended by an Amendment dated June 16, 2004, a Second Amendment dated January 23, 2007, and a Third Amendment dated as of May 17, 2007, and as further amended from time to time, and as subject to the Assignment and Assumption Agreement referred to below, the “Development and Management Agreement”);
     WHEREAS, pursuant to the Development and Management Agreement, (a) the Manager has made and agreed to make certain loans in connection with the development, construction and equipping of the Facility (defined below) and certain related amenities, and (b) the Manager has agreed to manage the Facility and certain related amenities as more specifically set forth therein;
     WHEREAS, pursuant to an Assignment and Assumption Agreement dated as of April 20, 2007 (the “Assignment and Assumption Agreement”), the Tribe assigned, and the Authority assumed, the rights and obligations of the Tribe under the Development and Management Agreement, the Interim Promissory Note, the Operating Note and other Transaction Documents (each as defined in the Development and Management Agreement);

     WHEREAS, concurrently herewith, the Authority is issuing $450,000,000 aggregate principal amount of its 9 3/8% Senior Notes due 2015 (together with all other notes issued under the Indenture, and including all notes issued in exchange or replacement thereof, the “Senior Notes”), pursuant to that certain Indenture dated as of June 28, 2007 (as in effect on the date hereof, the “Indenture”) between the Authority and the Trustee (defined below), to finance costs to be incurred in connection with the acquisition, financing, design, development, construction, equipping and opening of the Facility;
     WHEREAS, concurrently herewith, the trustee under the Indenture (the “Trustee”), the Collateral Agent and the Manager have entered into the Intercreditor and Subordination Agreement (defined below) to (a) appoint the Collateral Agent as the agent for the Trustee for purposes of entering into the security documents and to receive, maintain, administer, enforce and distribute certain collateral shared by the Trustee and the Manager as provided in the Intercreditor and Subordination Agreement, (b) set forth certain provisions relating to the respective rights in such collateral, the exercise of remedies upon the occurrence of an event of default, the application of proceeds of enforcement and certain other matters and (c) set forth certain provisions relating to the subordination of the Manager Obligations (defined below) to the First Lien Secured Obligations (defined below), and certain other matters with respect thereto; and
     WHEREAS, the Authority, the Manager and the Collateral Agent desire to enter into this Agreement in order to (a) provide for the receipt, deposit and disbursement of Gross Revenues (defined below), (b) grant the Collateral Agent, for the benefit of the First Lien Secured Parties, a first priority security interest in such Gross Revenues and certain related collateral and proceeds thereof, (c) grant the Manager a second priority security interest in such Gross Revenues that constitute Enterprise Revenues (defined below) and certain related collateral and proceeds thereof (subject to subordination as provided herein and subordination of the Manager Obligations to the First Lien Secured Obligations pursuant to the Intercreditor and Subordination Agreement), and (d) implement the terms of the Intercreditor and Subordination Agreement, each for the purposes and in accordance with the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Unless the context otherwise requires, capitalized terms which are not defined herein shall have the meaning ascribed to them in the Development and Management Agreement as in effect on the date hereof.
     Section 1.2 Defined Terms. The following terms when used herein shall have the following meanings:

     “Agreement” shall have the meaning set forth in the preamble.
     “Assignment and Assumption Agreement” shall have the meaning set forth in the recitals.
     “Authority” shall have the meaning set forth in the preamble.
     “Bank” shall have the meaning set forth in the preamble.
     “Bank Fees” shall mean the Bank’s customary fees and charges for the maintenance and administration of the Dominion Account and for treasury management and other account services provided with respect to the Dominion Account.
     “Business Day” shall mean a day other than (i) a Saturday or Sunday and (ii) any day on which banks located in the State of California are required or authorized by law to remain closed.
     “Cash Collateral and Disbursement Agreement” shall mean the Cash Collateral and Disbursement Agreement, dated as of June 28, 2007, among the Authority, the Manager, the Trustee, the Collateral Agent, The Bank of New York Trust Company, N.A., as disbursement agent, Rider Levett Bucknall Ltd., and the other parties thereto.
     “Cash Equivalents” shall have the meaning assigned to such term in the Indenture.
     “Class II Gaming” shall mean Class II Gaming as defined in IGRA.
     “Class III Gaming” shall mean Class III Gaming as defined in IGRA.
     “Collateral” shall mean the Gross Revenues, the Dominion Account and the cash and/or cash equivalents and other investment property deposited or credited thereto from time to time and sweep investments from time to time made with funds on deposit therein, each whether now or hereafter owned, existing, arising or acquired, including but not limited to the Enterprise Collateral, and including any proceeds of the foregoing.
     “Collateral Agent” shall have the meaning set forth in the preamble.
     “Collateral Agent Deposit Account” shall have the meaning set forth in Section 3.4(a).
     “Collateral Agent Notice of Exclusive Control” shall have the meaning set forth in Section 2.1(a).
     “Costs of Gaming Operations” shall mean all expenses for the operation of Class II Gaming and Class III Gaming activities pursuant to Generally Accepted Accounting Principles.
     “Costs of Incidental Operations” shall mean all expenses pursuant to Generally Accepted Accounting Principles incurred in operating the hotel, restaurants, food and beverage service, office space, swimming pool, fitness center, childcare, kids arcade, golf course and other commercial business areas comprising the Facility in which neither Class II Gaming nor Class III Gaming is conducted.
     “Deposit Account Orders” shall mean with respect to the Dominion Account, any instruction directing the disposition of any funds in the Dominion Account.
     “Development and Management Agreement” shall have the meaning set forth in the recitals.
     “Discharge” shall have the meaning assigned to such term in the Intercreditor and Subordination Agreement.
     “Dominion Account” shall mean, collectively, that certain Account No. 4121561039 owned and maintained by the Authority with the Bank formed by and subject to the terms of this Agreement (including without limitation any sub-accounts within such account), together with any replacement accounts with the Bank related to such account.
     “Effective Date” shall have the meaning set forth in the preamble.
     “Enterprise” shall mean the business of the Authority to be commonly known as the Foothill Oaks Casino which will conduct Class II Gaming and Class III Gaming at the Facility, and which shall include any other lawful commercial activity allowed in or near the Facility including, but not limited to, operating and managing office space, kids arcade, child care facility, hotel with swimming pool and golf course, restaurant, RV park, retail stores, entertainment facilities, or the sale of fuel, food, beverages, alcohol, tobacco, gifts, and souvenirs. “Enterprise” shall include, without limitation, the Facility.
     “Enterprise Collateral” shall mean the Enterprise Revenues, the Dominion Account and the cash and/or cash equivalents and other investment property deposited or credited thereto with respect to the Enterprise Revenues from time to time and sweep investments from time to time made with funds on deposit therein with respect to the Enterprise Revenues, each whether now or hereafter owned, existing, arising or acquired, and including any proceeds of the foregoing.
     “Enterprise Revenues” shall mean the Gross Revenues of the Enterprise, including without limitation credit card receivables and other accounts related to the Enterprise.
     “Facility” shall mean the permanent buildings, structures and improvements used by the Enterprise for its gaming and incidental operations located on the Gaming Site.
     “Financing Statements” shall have the meaning set forth in Section 2.1(c).
     “First Lien Secured Obligations” shall have the meaning assigned to such term in the Intercreditor and Subordination Agreement.
     “First Lien Secured Obligations Event of Default” shall have the meaning set forth in Section 5.1(b).

     “First Lien Secured Obligations Event of Default Period” shall mean the period commencing as soon as practicable upon physical receipt by the Bank of a Collateral Agent Notice of Exclusive Control, but in no event later than the second (2nd) Business Day following such receipt, and ending on the date that the Bank receives written instruction from the Collateral Agent that the First Lien Secured Obligations Event of Default set forth in such the Collateral Agent Notice of Exclusive Control has been cured or otherwise waived. The Collateral Agent may only give a Collateral Agent Notice of Exclusive Control following the occurrence and during the continuance of such a First Lien Secured Obligations Event of Default, and the Collateral Agent will give the Bank such a written instruction of cure or waiver promptly following any such cure or waiver unless (a) any First Lien Secured Obligation has been accelerated and (b) such cure or waiver does not reinstate such First Lien Secured Obligations so that they are no longer accelerated.
     “First Lien Secured Parties” shall have the meaning assigned to such term in the Intercreditor and Subordination Agreement.
     “Gaming Site” shall mean the Tribal Lands located in El Dorado County, California, used as the site for operating and constructing the Facility and the Enterprise.
     “Gross Gaming Revenues” shall mean the Authority’s total revenue from gaming operations (excluding any insurance proceeds received other than business interruption insurance proceeds and insurance proceeds received to reimburse the Authority for any claims included, or to be included, as Costs of Gaming Operations).
     “Gross Incidental Revenues” shall mean the Authority’s total receipts from operating the hotel, restaurants, food and beverage service, office space, swimming pool, fitness center, childcare, kids arcade, golf course and other commercial business areas comprising the Facility in which the Authority conducts neither Class II Gaming nor Class III Gaming, including without limitation any sales, hotel, use or other pass-through taxes collected on patrons which are to be consistent with those collected from patrons of other similar businesses in El Dorado County (but excluding any insurance proceeds received other than business interruption insurance proceeds and insurance proceeds received to reimburse the Authority for any claims included, or to be included, as Costs of Incidental Operations) .
     “Gross Revenues” shall mean the total of Gross Gaming Revenues and Gross Incidental Revenues of the Authority (including, without limitation, the Enterprise Revenues). It is understood and agreed that all net proceeds of asset sales and insurance and condemnation events (comprising Net Proceeds and Net Loss Proceeds, each as defined in the Indenture) shall be deposited into an account pledged to the Collateral Agent for the benefit of the First Lien Secured Parties.
     “IGRA” shall have the meaning set forth in the recitals.
     “Indenture” shall have the meaning set forth in the recitals.

     “Intercreditor and Subordination Agreement” shall mean the Intercreditor and Subordination Agreement among the Collateral Agent, the Trustee and the Manager dated as of June 28, 2007.
     “Linked Account” shall mean any controlled disbursement account or other deposit account at any time linked to the Dominion Account by a zero balance account connection.
     “Manager” shall have the meaning set forth in the preamble.
     “Manager Event of Default” shall have the meaning set forth in Section 5.1(a).
     “Manager Notice of Exclusive Control” shall have the meaning set forth in Section 3.3(a).
     “Manager Obligations” shall mean all loans, compensation, fees, expenses and other amounts owing by the Authority or the Tribe to the Manager under or with respect to the Development and Management Agreement or the Interim Promissory Note, the Operating Note or any other Transaction Document or the Transition Loan (as each of such terms are defined in the Development and Management Agreement), including without limitation the Manager’s compensation pursuant to the Development and Management Agreement, together with any other Lakes Secured Obligations (as defined in the Intercreditor and Subordination Agreement) and any costs, expenses or other amounts hereafter owing by the Tribe or the Authority to the Bank or the Manager pursuant to the terms of this Agreement, each of the foregoing, whether now existing or hereafter incurred or arising.
     “Monthly Distribution Payment” shall mean the amount disbursable to the Authority on a monthly basis from Net Total Revenues (as defined in the Development and Management Agreement) pursuant to Section 6.5 of the Development and Management Agreement, excluding any payment required to be made under Section 6.5(a)(i) thereof.
     “Operating Expenses” shall have the meaning assigned to such term in the Indenture.
     “Permitted Accounts” shall mean those security and deposit accounts of the Authority permitted by the terms of the Indenture and the Cash Collateral and Disbursement Agreement.
     “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, tribe or government (including any agency, component or political subdivision thereof) or other entity.
     “Returned Item Amounts” shall mean (i) any item deposited to the Dominion Account and returned unpaid, whether for insufficient funds or any other reason, and without regard to the timeliness of such return or the occurrence or timeliness of any drawee’s notice of non-payment, (ii) any item subject to a claim against the Bank for breach of transfer or presentment warranty under the Uniform Commercial Code, (iii) any automated clearing house (“ACH”) entry credited to the Dominion Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to the timeliness of such return or adjustment, (iv) any credit to the Dominion Account from a merchant card transaction, against which a contractual demand for chargeback has been made, and (v) any credit to the Dominion Account made in error.
     “Senior Notes” shall have the meaning set forth in the recitals.
     “Senior Security Agreement” shall mean the Security Agreement dated as of June 28, 2007 between the Authority and the Collateral Agent.
     “Settlement Item Amounts” shall mean, in each case following the Bank’s receipt of a Collateral Agent Notice of Exclusive Control, (i) each check or other payment order drawn or payable against any Linked Account, which the Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business before the Bank has had a reasonable opportunity to act on such Collateral Agent Notice of Exclusive Control, and which is thereafter presented for settlement against the Dominion Account (after having been presented against the Linked Account), (ii) each check or other payment order drawn on or payable against the Dominion Account that the Bank cashes or exchanges for a cashier’s check or official check over its counters in the ordinary course of business on the Business Day on which it received such Collateral Agent Notice of Exclusive Control but after the Bank’s cutoff time for posting on such Business Day, (iii) each ACH credit entry by the Bank, as the originating depository financial institution on behalf of the Authority as the originator, which is initiated in the ordinary course of business before the Bank has had a reasonable opportunity to act on such Collateral Agent Notice of Exclusive Control, and which is thereafter settled, and (iv) any other payment order drawn on or payable against the Dominion Account, which the Bank pays or funds before the Bank has had a reasonable opportunity to act on such Collateral Agent Notice of Exclusive Control and which is first presented for settlement after the Bank has transferred funds from the Dominion Account to the Collateral Agent.
     “Transaction Document Event of Default” shall mean any of (i) the insufficiency of any distribution under Section 6.5 of the Development and Management Agreement to fund or any other default in the payment of or other failure to pay (A) the Manager’s compensation pursuant to the Development and Management Agreement, (B) obligations payable under the Interim Promissory Note or the Operating Note, or (C) any other Manager Obligation payable in accordance with the provisions of the Transaction Document governing the same, in each case subject to any applicable grace or cure period, (ii) any other default or Event of Default under or as defined in Development and Management Agreement or the Interim Promissory Note, the Operating Note or any other Transaction Document shall occur and continue beyond any applicable grace or cure period, (iii) any Material Breach (as defined in the Development and Management Agreement) by the Authority or the Tribe shall occur and continue for thirty (30) calendar days after written notice thereof has been sent to the Authority by the Manager, or (iv) without limiting the generality of the foregoing clause (iii), default by the Tribe under or any other material failure by the Tribe to perform in accordance with the Tribal Agreement shall occur and continue beyond any applicable grace or cure period.

     “Tribal Agreement” shall mean the Tribal Agreement dated as of April 20, 2007, between the Tribe and the Manager, as the same may from time to time be amended.
     “Tribal Lands” shall mean all lands presently and in the future held in trust by the United States for the Tribe and all lands within the confines of the Shingle Springs Reservation and such lands as may be hereafter added thereto.
     “Tribal UCC Code” shall mean the Tribe’s Secured Transaction Ordinance.
     “Tribal-State Compact” shall have the meaning assigned to such term in the Development and Management Agreement.
     “Tribe” shall have the meaning set forth in the recitals.
     “Trustee” shall have the meaning set forth in the recitals.
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted in the State of New York, as the same may be amended from time to time.
ARTICLE 2
GENERAL COVENANTS
     Section 2.1 Creation of Dominion Account; Control; Perfection.
     (a) Establishment of Account.
          (i) There is hereby created with the Bank the Dominion Account, which shall be in the name of the Authority and subject to the terms and conditions of this Agreement.
          (ii) The Bank shall deposit into the Dominion Account, as received, each and every amount and item delivered to the Bank for deposit into the Dominion Account by or on behalf of the Authority.
          (iii) Subject to the following clause (iv) regarding a Collateral Agent Notice of Exclusive Control, only the Manager shall have the right and authority to make withdrawals from or exercise any other rights with respect to the Dominion Account (including the right to give Deposit Account Orders with respect to the Dominion Account), and the Bank will comply with any instructions of the Manager with respect to the disposition of funds from the Dominion Account without the further consent of or by the Authority, the Collateral Agent or any other Person (subject to any such Collateral Agent Notice of Exclusive Control). Notwithstanding the foregoing, if at any time the Bank receives a notice originated by the Collateral Agent of a First Lien Secured Obligations Event of Default (a “Collateral Agent Notice of Exclusive Control”), which the Collateral Agent agrees it may only give following the occurrence and during the continuance of such a First Lien Secured Obligations Event of Default, then during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such

Collateral Agent Notice of Exclusive Control the Collateral Agent shall have the sole right and authority to make withdrawals from or exercise any other rights with respect to the Dominion Account (including the right to give Deposit Account Orders with respect to the Dominion Account), and the Bank will comply with any instructions of the Collateral Agent with respect to disposition of the funds from the Dominion Account without the further consent of or by the Authority, the Manager or any other Person. As used herein, the phrase “instruction with respect to the disposition of funds from the Dominion Account” or other similar phrase shall include Deposit Account Orders with respect to the Dominion Account.
          (iv) Prior to the delivery of a Collateral Agent Notice of Exclusive Control or at any time when a First Lien Secured Obligations Event of Default Period is not otherwise continuing, the Collateral Agent may not issue instructions directing the disposition of funds from the Dominion Account. Following the delivery of a Collateral Agent Notice of Exclusive Control and during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control, the Manager may not issue instructions directing the disposition of funds from the Dominion Account. If notwithstanding the foregoing (i) the Collateral Agent issues instructions directing the disposition of funds from the Dominion Account prior to the delivery of a Collateral Agent Notice of Exclusive Control or at any time when a First Lien Secured Obligations Event of Default Period is not otherwise continuing, the Bank will follow only the instructions with respect to the disposition of funds from the Dominion Account issued by the Manager whether or not the Collateral Agent’s instructions conflict with any instructions issued by the Manager, and (ii) the Manager issues instructions directing the disposition of funds from the Dominion Account following the delivery of a Collateral Agent Notice of Exclusive Control and during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control, the Bank will follow the instructions with respect to the disposition of funds from the Dominion Account issued by the Collateral Agent whether or not the Manager’s instructions conflict with any instructions issued by the Collateral Agent.
          (v) The Authority, the Manager and the Collateral Agent each acknowledge and agree that (i) without limiting the generality of Section 6.4(a), the Bank may rely on any Manager Notice of Exclusive Control, Collateral Agent Notice of Exclusive Control or other notice with respect to the Dominion Account contemplated by this Agreement believed by the Bank to be genuine and to have been signed or presented by the proper party, and the Bank shall have no obligation or duty to determine (A) whether any event, the occurrence of which is a condition to the giving of such notice, has occurred, or (B) whether the party giving such notice is otherwise authorized to do so, and (ii) the Bank shall be fully protected in performing its duties hereunder in good faith as set forth in this Agreement, including without limitation Sections 6.1, 6.2, 6.3 and 6.4 of this Agreement.
     (b) Agency for Control and Perfection. The Manager and the Collateral Agent agree, pursuant to Section 5.5 of the Intercreditor and Subordination Agreement, that, solely for purposes of perfecting the security interests granted pursuant to this Agreement, each shall act as agent for both the other and itself.

     (c) Financing Statements/Legal Opinions. The Bank hereby acknowledges the security interest in the Collateral granted by this Agreement to the Collateral Agent by the Authority and the security interest in the Enterprise Collateral granted by this Agreement to the Manager by the Authority. The Authority authorizes, and in addition shall cause to be delivered to the Collateral Agent and the Manager on the date of execution of this Agreement or thereafter as the Collateral Agent or the Manager may request, (a) such financing statements and similar documents necessary to perfect the security interests granted to the Collateral Agent and the Manager pursuant to this Agreement (the “Financing Statements”), it being understood that, without limiting the generality of the foregoing, the Authority hereby authorizes, and will execute and file, such financing statements or continuation statements in respect thereof, or amendments thereto, and such other instruments or notices, as the Manager or the Collateral Agent may deem necessary or desirable, or as the Bank, the Manager or the Collateral Agent may reasonably request, in order to perfect, preserve, and enhance the security interests granted hereby, in each case without the additional signature or consent of the Authority where permitted by law, (b) a legal opinion, in form and substance reasonably acceptable to Morgan Stanley & Co. Incorporated, or after the issuance of the Senior Notes, the Collateral Agent, opining as to the due authorization, execution, delivery and enforceability of this Agreement and the Financing Statements by the Authority and the validity and perfection of the security interest granted to the Collateral Agent hereby, together with opinions as to the Authority’s sovereign immunity waiver and noncontravention with laws and agreements, and (c) a legal opinion, in form and substance reasonably acceptable to the Manager, opining as to the due authorization, execution, delivery and enforceability of this Agreement and the Financing Statements by the Authority and the validity and perfection of the security interest granted to the Manager hereby, together with opinions as to the Authority’s sovereign immunity waiver and noncontravention with laws and agreements.
     (d) [Intentionally omitted]
     (e) Dominion Account. The Bank hereby agrees and confirms that it has established the Dominion Account as set forth and defined in this Agreement. Until this Agreement terminates in accordance with the terms hereof, the Collateral Agent and the Manager each shall have “control” (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Dominion Account, subject to the terms of this Agreement. Each of the Authority and the Bank agrees that it has not and will not execute and deliver, or otherwise become bound by, any agreement under which it agrees with any Person other than the Manager or the Collateral Agent to comply with Deposit Account Orders originated by such Person relating to the Dominion Account. If the Bank or the Authority obtains knowledge that any Person has asserted a lien, encumbrance or adverse claim against the Dominion Account, such party will promptly notify the Manager and the Collateral Agent thereof. For so long as this Agreement remains in effect, the Bank waives its rights of chargeback, setoff (including such right of setoff as set forth in Section 9-340 of the Uniform Commercial Code) and/or banker’s lien against the Dominion Account (except for debits to the Dominion Account for the payment of Returned Item Amounts, Settlement Item Amounts, or Bank Fees). In the event that the Bank has or subsequently obtains by agreement, operation of law or otherwise a lien or security interest in the Dominion Account, the Bank agrees that such lien or security interest shall be subordinate to the lien and security interest of the Manager or the Collateral Agent. Regardless of any provision in any other agreement, for purposes of the Uniform Commercial Code, the State of New York shall be deemed to be the Bank’s jurisdiction (within the meaning of Section 9-304 of the Uniform Commercial Code).
     (f) Debit Amounts.
          (i) The Bank may pay any Returned Item Amounts, Settlement Item Amounts and Bank Fees by debiting the Dominion Account on the Business Day that such Returned Item Amounts, Settlement Item Amounts or Bank Fees are due and payable, without notice to any other party.
          (ii) If there are not sufficient funds in the Dominion Account to cover fully such Returned Item Amounts, Settlement Item Amounts or Bank Fees on the Business Day they are debited from the Dominion Account, the unpaid amounts thereof will be paid by the Authority sending the Bank a check in the amount of such unpaid amounts, without setoff or counterclaim, within fifteen (15) calendar days after the Bank’s demand to the Authority for payment by the Authority of such amounts.
          (iii) The Manager agrees that, other than during a First Lien Secured Obligations Event of Default Period, any Returned Item Amounts or Bank Fees not paid by the Authority in accordance with the provisions of clause (ii) above will be paid by the Manager sending the Bank a check in the amount of such unpaid amount, without setoff or counterclaim, within thirty (30) calendar days after the Bank’s demand to the Manager for payment by the Manager of such unpaid amount (provided that (x) with respect to Returned Item Amounts, the Manager’s liability shall be limited to the extent the Manager received proceeds from the corresponding Returned Item Amounts and (y) with respect to Banks Fees, the Manager’s liability shall be limited to the amount of funds that have been disbursed to the Manager from the Dominion Account under this Agreement). The Authority will promptly indemnify the Manager with respect to any amounts so paid pursuant to this clause (iii), and, if such indemnification is not promptly made, the amounts so paid shall be deemed to be Costs of Gaming Operations under the Development and Management Agreement.
          (iv) The Collateral Agent agrees that, after delivery of a Collateral Agent Notice of Exclusive Control and during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control, any amount not paid by the Authority in accordance with the provisions of clause (ii) above will be paid by the Collateral Agent sending the Bank a check in the amount of such unpaid amount, without setoff or counterclaim, within thirty (30) calendar days after the Bank’s demand to the Collateral Agent for payment by the Collateral Agent of such unpaid amount (provided that (x) with respect to Returned Item Amounts, the Collateral Agent’s liability shall be limited to the extent the Collateral Agent received proceeds from the corresponding Returned Item Amounts and (y) with respect to Settlement Item Amounts or Banks Fees, the Collateral Agent’s liability shall be limited to the amount of funds that have been disbursed to the Collateral Agent from the Dominion Account under this Agreement). The Authority will promptly indemnify the

Collateral Agent with respect to any amounts so paid pursuant to this clause (iii), and, if such indemnification is not promptly made, the amounts so paid shall be deemed to be Costs of Gaming Operations under the Development and Management Agreement.
     Section 2.2 Deposit of Gross Revenues.
          (a) The Authority agrees that it will direct the Manager and any other applicable parties to cause all Gross Revenues to be transferred to the Bank on each Business Day for deposit into the Dominion Account. If any Gross Revenues are inadvertently deposited in any other account, the Authority shall immediately transfer or cause to be transferred all such Gross Revenues or other Collateral, consisting of cash and other collected funds directly by wire transfer of immediately available funds to the Dominion Account, on each Business Day.
          (b) In the event that the Authority receives any payment that should have been deposited into the Dominion Account as provided pursuant to this Agreement, the Authority agrees that it will hold such amounts in trust for the benefit of the Collateral Agent and the Manager as set forth herein, and shall not commingle any such funds with any of its funds or other property and shall immediately transfer such amounts to the Bank for deposit into the Dominion Account.
          (c) The Authority agrees that the Bank’s officers, agents and employees are irrevocably authorized by it to endorse for payment to the Bank any instruments received by the Bank for deposit into the Dominion Account. Notwithstanding the foregoing, if the security interest granted pursuant to Section 3.1 to the Collateral Agent is released or terminated for any reason (including, without limitation, in connection with the payment in full, or other Discharge, of the First Lien Secured Obligations), only Enterprise Revenues shall be required thereafter to be deposited in the Dominion Account pursuant to this Section 2.2. To the extent Manager controls the disposition of Gross Revenues, the Manager shall also cause all Gross Revenues to be deposited into the Dominion Account.
          (d) The Manager, the Collateral Agent and the Authority agree that all Gross Revenues that do not also constitute Enterprise Revenues, as well as any Collateral that does not also constitute Enterprise Collateral, will be deposited in a sub-account within the Dominion Account or otherwise segregated or separately accounted for.
     Section 2.3 Withdrawals from Dominion Account.
          (a) Subject to the Manager’s rights under Section 5.2, and further subject at all times to a Collateral Agent Notice of Exclusive Control of the Collateral Agent, the Manager acknowledges and agrees with the Authority and the Collateral Agent that during each calendar month it may only make (i) such transfers from the Dominion Account relating to sweep investments made in accordance with this Agreement with funds on deposit in the Dominion Account, and (ii) such transfers from the Dominion Account to and for the benefit of each of the Authority and the Manager in such amounts, for such purposes, and as and when both (A) required or permitted under the Development and Management Agreement and (B) permitted under the Indenture. Except during any First Lien Secured Obligations Event of Default Period, in connection with any such withdrawals and transfers and any other aspects of the Dominion Account, the Bank shall acknowledge and comply with only the withdrawal requests and other directions (including Deposit Account Orders with respect to the Dominion Account) received from the Manager, except as provided in an arbitration award in an arbitration to which the Manager and the Authority are parties, and, for avoidance of doubt, the Bank shall so comply without further consent by the Authority or any other Person.
          (b) Notwithstanding anything contained in the foregoing clause (a), upon receipt by the Bank of a Collateral Agent Notice of Exclusive Control, then during the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control, the Bank shall acknowledge and comply with only the withdrawal requests and other directions (including Deposit Account Orders with respect to the Dominion Account) received from the Collateral Agent; provided, however, that following the receipt by the Bank of a Collateral Agent Notice of Exclusive Control and during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control, the Collateral Agent, on behalf of the Authority and the Manager, shall make withdrawals from the Dominion Account for the payment of certain Operating Expenses as and to the extent set forth in the Intercreditor Agreement.
     Section 2.4 Interest. Subject to Section 3.3 of this Agreement, funds in the Dominion Account shall be invested in sweep investments qualifying as Cash Equivalents that are reasonably acceptable to the Authority, the Manager and the Bank and otherwise in conformity with the terms of the Indenture. No such investments shall be subject to or held in a margin account. Any interest accruing with respect to amounts now or hereafter on deposit with respect to the Dominion Account, and all interest or other income accruing from such sweep investments, shall be deposited into the Dominion Account and become part of the proceeds of the Collateral and distributed as part of such proceeds. Notwithstanding anything to the contrary contained in this Section 2.4, Section 3.3 or otherwise, the Bank shall not be responsible for determining if any sweep investment qualifies as Cash Equivalents.
     Section 2.5 Monthly Reporting. On or before the fifth (5th) Business Day of each calendar month, the Bank shall provide to the Authority, the Manager and the Collateral Agent an account statement with respect to the Dominion Account reflecting all deposits to, withdrawals from and charges credited against the Dominion Account.
ARTICLE 3
PLEDGE AND GRANT OF SECURITY INTERESTS
     Section 3.1 Grant of the Security Interest to the Collateral Agent. Subject to the terms of the Intercreditor and Subordination Agreement, as security for the payment and performance of all of the First Lien Secured Obligations, the Authority hereby pledges to the Collateral Agent and grants a continuing first priority security interest to the Collateral Agent in all of the Authority’s right, title and interest in and to the Collateral.

     Section 3.2 Grant of the Security Interest to the Manager. Subject to the terms of the Intercreditor and Subordination Agreement, as security for the payment and performance of all of the Manager Obligations, the Authority hereby pledges to the Manager and grants a continuing security interest to the Manager in all of the Authority’s right, title and interest in and to the Enterprise Collateral. Such security interest shall be subordinate to the security interest of the Collateral Agent for the benefit of the First Lien Secured Parties as set forth in the Intercreditor and Subordination Agreement.
     Section 3.3 Control; Investment Instructions.
     (a) Subject to a Collateral Agent Notice of Exclusive Control as set forth in Section 2.1 and Section 3.3(b), the Bank covenants and agrees that it will comply with all instructions, requests or other directions originated by the Manager concerning the Dominion Account at any time without further consent by the Authority, the Collateral Agent or any other party. Except as otherwise provided in this Agreement, the Bank shall accept sweep investment instructions with respect to the Collateral held in the Dominion Account at the direction of the Authority or its authorized representatives and Manager until such time as Manager delivers a written notice to Agent and the Authority in accordance with Section 5.2(a) that Manager is thereby exercising exclusive control over the Account (“Manager Notice of Exclusive Control”); provided that amounts on deposit in the Dominion Account may only be invested in sweep investments qualifying as Cash Equivalents; provided, further, that the proceeds from the sale of any such investments are deposited in or credited to the Dominion Account contemporaneously with such transaction; and provided, further, such investment instructions shall not affect the type or nature of Collateral for attachment and perfection purposes under the Uniform Commercial Code. After the Bank receives a Manager Notice of Exclusive Control, it will immediately cease complying with any investment instructions concerning the Dominion Account originated by the Authority or its representatives and shall comply with only such investment instructions as are originated by the Manager.
     (b) Notwithstanding the foregoing Section 3.3(a), if the Bank receives a Collateral Agent Notice of Exclusive Control, then during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control, the Bank will immediately cease complying with any sweep investment instructions concerning the Dominion Account originated by the Authority or the Manager or any of their representatives and shall comply with only such sweep investment instructions as are originated by the Collateral Agent; provided that amounts on deposit in the Dominion Account may only be invested in sweep investments qualifying as Cash Equivalents; provided, further, that the proceeds from the sale of any such investments are deposited in or credited to the Dominion Account contemporaneously with such transaction; and provided, further, such investment instructions shall not affect the type or nature of Collateral for attachment and perfection purposes under the Uniform Commercial Code.
     Section 3.4 Duration and Transfer of Funds in Dominion Account.

     (a) Manager. The pledge and security interest granted herein in the Enterprise Collateral will continue with respect to the Manager, subject to the terms of the Intercreditor and Subordination Agreement, until (i) indefeasible payment in cash in full of all of the Manager Obligations, (ii) other Discharge of the Manager Obligations, or (iii) the cancellation or termination by the Manager under a written cancellation instrument signed by the Manager or except as otherwise provided in an arbitration award made in an arbitration to which the Manager and the Authority are parties. If the pledge and security interest granted to the Manager herein are terminated for any reason, including pursuant to this Section, the Manager shall have no further interest in the Dominion Account or the funds on deposit therein, and shall deliver written notice thereof to the Collateral Agent and the Bank. Thereafter, the Manager or the Collateral Agent (as applicable) shall direct the Bank to follow the transfer instructions of the Authority and the Authority shall transfer all of the funds held in the Dominion Account to a separate deposit account (the “Collateral Agent Deposit Account”) that is (i) subject to an account control agreement in favor of the Collateral Agent for the benefit of the First Lien Secured Parties in form and substance satisfactory to the Collateral Agent, and (ii) in which the Collateral Agent holds a first priority security interest to all of the Authority’s right, title and interest in such funds and such account for the benefit of the First Lien Secured Parties. Following such transfer, this Agreement shall terminate and all future Gross Revenues shall be deposited in the Collateral Agent Deposit Account and the terms of the account control agreement for such Collateral Agent Deposit Account shall govern the treatment of such Gross Revenues. In conjunction with such transfer and termination of this Agreement: (a) the Authority shall deliver to the Collateral Agent a legal opinion in form and substance reasonably acceptable to the Collateral Agent opining as to the due authorization, execution, and delivery of the account control agreement for the Collateral Agent Deposit Account by the Authority, together with opinions as to the Authority’s sovereign immunity waiver, noncontravention with laws and agreements, and validity of the security interest in favor of the Collateral Agent for the benefit of the First Lien Secured Parties, and (b) the Authority and the Manager shall each take such actions as may be reasonably required by the Collateral Agent to effect the provisions of this paragraph. The Manager also acknowledges and agrees that it shall cause the termination of this Agreement as and when required pursuant to the applicable terms and provisions of the Development and Management Agreement.
     (b) Collateral Agent. The pledge and security interests granted herein in the Collateral will continue with respect to the Collateral Agent, subject to the terms of the Intercreditor and Subordination Agreement, until either (i) the security interests of Collateral Agent under the Senior Security Agreement terminate, or (ii) the Discharge of all of the First Lien Secured Obligations otherwise occurs. Upon termination of the pledge and security interests of the Collateral Agent set forth herein, the Collateral Agent shall provide written notice of same to the Bank and the Manager, and upon receipt by the Bank of such notice, the Collateral Agent shall cease to be a party to this Agreement and shall have no further interest in the Dominion Account or the funds on deposit therein, whereupon the Manager may (but shall not be required to), by written notice to the Bank and the Authority, terminate this Agreement and direct that all of the funds and other property held in the Dominion Account be deposited in such other dominion account or accounts as the Manager shall specify in such notice.

     Section 3.5 Transfers Free of Security Interest. Without modifying the terms of Section 2.1 and Section 2.3 hereof, except with respect to funds on deposit in the Dominion Account transferred from the Dominion Account relating to sweep investments made in accordance with this Agreement (which shall remain subject to the pledge and security interest of the Manager), all funds transferred from the Dominion Account as provided herein (but only as provided herein), including without limitation any funds transferred by or at the direction of the Manager to the Enterprise Accounts (as defined in the Development and Management Agreement) pursuant to Sections 3.8(b) of the Development and Management Agreement, as well as all Minimum Guaranteed Monthly Payments (as such term is defined in Section 6.3(a) of the Development and Management Agreement) and other funds distributed to the Authority, shall be free of the pledge and security interest of the Manager hereunder immediately upon their transfer from the Dominion Account.
ARTICLE 4
AUTHORITY COVENANTS
     Section 4.1 Covenants of the Authority. During the term of this Agreement, the Authority will observe and comply with the following requirements:
     (a) Further Assurances. The Authority will promptly execute and deliver all instruments and documents, and take such actions that may be necessary or that the Bank, the Manager or the Authority may reasonably request, in order to give effect to the terms of this Agreement and to perfect and protect the security interests granted hereby or, after a Manager Event of Default or First Lien Secured Obligations Event of Default and in accordance with the Intercreditor and Subordination Agreement, to enable each of the Bank, the Manager or the Collateral Agent, as applicable, to exercise and enforce its rights and remedies hereunder with respect to any Collateral in which it holds a security interest in accordance with this Agreement. The Authority hereby authorizes the Manager or the Collateral Agent to file this Agreement (if the Authority shall fail to provide an appropriate financing statement within ten (10) Business Days after request) or one or more continuation statements in respect thereof, relating to all or any part of the Collateral without the additional signature or consent of the Authority where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.
     (b) No Revocation. The Authority shall not revoke any direction or authorization required or authorized to be given to the Bank pursuant to Article 2 or elsewhere herein; provided, however, that the Authority may revoke any direction or authorization required or authorized to be given to the Bank pursuant to Article 2 or elsewhere herein if authorized pursuant to an arbitration award to which the Manager and the Authority are parties; provided, further that any such revocation pursuant to an arbitration award to which the Manager and the Authority are parties shall only be with respect to any rights of the Manager or the Authority and may not affect the rights of the Collateral Agent.

     (c) Financial Statements. After the occurrence of a Transaction Document Event of Default and termination of the Development and Management Agreement, the Authority will furnish the following to the Manager upon request:
(i)	Within thirty (30) calendar days after the end of each month and one hundred twenty (120) calendar days after the end of each fiscal year, financial and operating statements of the Enterprise for such month (and year-to-date) or fiscal year, as applicable, including a balance sheet and a profit and loss statement, all in reasonable detail and conforming to generally accepted accounting principles for casinos. The monthly statements shall be prepared and certified by the Authority as being true and correct representations of the information set forth therein and the annual financial statements shall be prepared, audited and certified by independent certified public accountants with casino auditing experience employed or retained by the Authority. The Manager agrees that any such information, as well as any other information it may receive from the Authority relating to the Enterprise, shall be and remain subject to the provisions of Section 10.20 of the Development and Management Agreement.

(ii)	Within fifteen (15) calendar days after the filing thereof, a copy of the Authority’s regulatory filings under IGRA and the Tribal-State Compact for each calendar year during the term hereof, with all schedules attached.

(iii)	With each of the annual audited and monthly unaudited financial statements delivered pursuant to this subsection a certificate of the chief financial officer of the Authority or an appropriate officer of the manager of the Enterprise substantially in the form set forth in Exhibit A stating that, except as explained in reasonable detail in such certificate, all Enterprise Revenues have been deposited into the Dominion Account for the period covered by such financial statement. If such certificate discloses an exception to such certification, such certificate shall set forth what action the Authority has taken or proposes to take with respect thereto.
     (d) Insurance. At such time as the Manager shall no longer be the manager of the Enterprise, the Authority shall cause to be maintained such insurance as required by the Development and Management Agreement (except that the Manager shall not be a named insured or additional insured but will be named as a certificate holder if permitted by the insurer without granting an insurable interest). Upon request, the Authority shall provide to the Bank and the Manager certificates of insurance or copies of insurance policies evidencing that such insurance is in effect at all times.
     (e) Other Accounts. So long as the Collateral Agent continues to hold a security interest in the Collateral, the Authority shall not establish any demand, time, savings, passbook or other deposit account other than those accounts comprising the Dominion Account and other Permitted Accounts, unless otherwise consented to in writing by the Collateral Agent.
ARTICLE 5
EVENTS OF DEFAULT/REMEDIES
     Section 5.1 Events of Default.
     (a) Manager Events of Default. Each of the following occurrences shall constitute a “Manager Event of Default”:
(i)	Any material representation or warranty made by or on behalf of the Authority herein or in any report, certificate or other document furnished by or on behalf of the Authority pursuant to this Agreement shall prove to be false or misleading in any material respect when made, and such false or misleading statement shall cause a material loss or have a material adverse effect on any Collateral or any Transaction Documents and such loss or adverse effect is not cured by the Authority within sixty (60) calendar days after providing notice thereof to the Authority.

(ii)	The Authority shall default in the due observance or performance of any of its material obligations hereunder and such default shall continue for thirty (30) calendar days after written notice thereof has been sent to the Authority by the Manager or the Bank; provided, however, that if the nature of such default (but specifically excluding defaults curable by the payment of money) is such that it is not possible to cure such default within such cure period, such cure period shall be extended for so long as the Authority shall be using diligent efforts to effect a cure thereof.

(iii)	A Transaction Document Event of Default shall occur.
     (b) First Lien Secured Obligations Event of Default. A “First Lien Secured Obligations Event of Default” shall mean any Event of Default under the Senior Security Agreement.
     Section 5.2 Remedies on Default.
     (a) Remedies of the Manager. Subject at all times to the Intercreditor and Subordination Agreement, and provided that a First Lien Secured Obligations Event of Default Period is not then continuing, whenever a Manager Event of Default shall have occurred and be continuing (if such default is not cured within any applicable cure period), the Manager may thereafter give the Bank and the Authority a Manager Notice of Exclusive Control, and the Bank (for and on behalf and at the direction of the Manager) or the Manager, as applicable, shall be entitled to pay to the Manager from Enterprise Collateral all amounts otherwise payable to the Authority with respect to the Monthly Distribution Payment and to apply the same towards the repayment of the Manager Obligations, and to endorse in the name of the Authority any checks, drafts, notes or other instruments or documents received in payment of or on account of the Enterprise Collateral; and any such proceeds so received and prepaid shall be applied to installments of principal on the Manager Obligations in the inverse order of their maturity; and provided further that the Manager may obtain any injunctive or other relief as is necessary for the enforcement of this Agreement and the terms and provisions set forth herein; provided, however, that any and all obligations of the Authority and remedies of the Manager shall be Limited Recourse and shall be subject to the limitations set forth in the Resolution of Limited Waiver; and provided further that, notwithstanding any term or provision contained herein, the Manager shall take all steps necessary to continue to permit and cause the necessary withdrawals and transfers to be made from the Dominion Account in accordance with Section 2.3 hereof so long as such withdrawals and transfers are both otherwise required to be made by the Development and Management Agreement and permitted to be made by the Indenture, with the exception that the Manager shall be entitled to retain all amounts otherwise payable to the Authority with respect to the Monthly Distribution Payment and apply the same towards the repayment of the Manager Obligations; and in no event shall the Manager exercise any remedy against the Authority (excluding third parties) with respect to the Enterprise Revenues other than such remedies as are necessary to require their deposit into the Dominion Account or seeking an accounting and turnover of any Enterprise Revenues held in trust by the Authority as required under Section 2.2 hereof until such time that the Authority shall have ceased business operations at the Enterprise, at which time the Manager may exercise all rights and remedies under applicable law or by agreement and apply all proceeds of the Enterprise Collateral to the repayment of the Manager Obligations; and, as to third parties, in no event shall the Manager seek to recover funds paid to third parties through transfers from the Dominion Account in accordance with Section 2.3. The Authority agrees that, to the extent notice of sale shall be required by law with respect to the disposition of any Collateral, at least ten (10) calendar days notice to the Authority of the time and place of any public sale or the time after which a private sale is to be made shall constitute reasonable notification. The Manager agrees that it shall withdraw and terminate any Manager Notice of Exclusive Control at such time that all outstanding Manager Events of Default have been cured by the Authority. Notwithstanding the foregoing, in the event that the Collateral Agent provides a Collateral Agent Notice of Exclusive Control, then during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control the provisions of Section 5.2(b) shall control and this Section 5.2(a) shall not apply and any Manager Notice of Exclusive Control shall cease to be of effect.
     (b) Remedies of the Collateral Agent. Notwithstanding Section 5.2(a), whenever a First Lien Secured Obligations Event of Default shall have occurred and be continuing and, if such default is not cured within any applicable cure period, the Collateral Agent may thereafter give the Bank and the Authority (and provide the Manager with a copy of) a Collateral Agent Notice of Exclusive Control, and the Bank (for and on behalf and at the direction of the Collateral Agent) or the Collateral Agent, as applicable, shall, during the continuation of the First Lien Secured Obligations Event of Default Period commenced by such Collateral Agent Notice of Exclusive Control, be entitled to pay to the Collateral Agent from the Dominion Account all amounts otherwise payable to the Authority, and to endorse in the name of the Authority any checks, drafts, notes or other instruments or documents received in payment of or on account of the Gross Revenues or other Collateral, and the Collateral Agent shall have all remedies of a secured party under the Uniform Commercial Code and may provide any Deposit Account Order with respect to the Dominion Account or instruct the Bank to pay to or deliver to, or to the order of, Collateral Agent any or all amounts or assets on deposit in or credited to the Dominion Account; and provided further that the Collateral Agent may obtain any injunctive or other relief as is necessary for the enforcement of this Agreement and the terms and provisions set forth herein; and, as to third parties, in no event shall the Collateral Agent seek to recover funds paid to third parties through transfers from the Dominion Account in accordance with Section 2.3. The Authority agrees that, to the extent notice of sale shall be required by law with respect to the disposition of any Collateral, at least ten (10) calendar days notice to the Authority of the time and place of any public sale or the time after which a private sale is to be made shall constitute reasonable notification.
     (c) Each of the parties hereto acknowledge and agree that all reasonable costs and expenses incurred by the Bank, the Manager or the Collateral Agent after a Manager Event of Default or a First Lien Secured Obligations Event of Default, as the case may be, in connection with the exercise of any remedy hereunder, including reasonable attorneys’ fees, are the costs, expense and responsibility of the Authority and shall be paid from the Dominion Account notwithstanding any other terms, provisions or priorities set forth in this Agreement.
     Section 5.3 Waivers; Remedies. Any waiver given by the Manager or the Collateral Agent hereunder shall be effective if it is in writing and only in the specific instance and for the specific purpose given. Mere delay or failure to act shall not preclude the exercise or enforcement of any rights and remedies available to the Manager or the Collateral Agent. All rights and remedies of the Bank, the Manager or the Collateral Agent shall be cumulative and may be exercised singularly in any order or concurrently, at the option of the Manager or the Collateral Agent, as applicable, and the exercise or enforcement of any such right or remedy shall neither be a condition to nor a bar to the exercise or enforcement of any other.
ARTICLE 6
THE BANK
     Section 6.1 Bank’s Rights and Duties.
     (a) The Bank’s sole agency and duty with respect to the Manager and the Collateral Agent under this Agreement is for the purposes of perfecting the Manager’s and the Collateral Agent’s pledge and security interest in the Collateral and the Bank shall have no other duty or obligation, fiduciary or otherwise to the Manager or the Collateral Agent except to the extent expressly set forth herein. Notwithstanding anything to the contrary contained herein, the Bank shall not be liable to any party hereto for any transfer from the Dominion Account which the Bank, in its commercially reasonable judgment, believes was authorized by the appropriate Person under this Agreement, whether or not such transfer violates any contractual or fiduciary obligations of such Person.

     (b) The Bank undertakes to perform such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Bank.
     (c) In the absence of bad faith on its part, the Bank may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Bank and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Bank, the Bank shall be under a duty to examine the same to determine whether or not they conform to the requirements hereof.
     (d) In case that a Manager Event of Default or a First Lien Secured Obligations Event of Default has occurred and is continuing and the Bank has been so notified in writing, the Bank shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
     (e) No provision of this Agreement shall be construed to relieve the Bank from liability for its own willful misconduct, gross negligence or breach of duty hereunder, except that:
(i)	this subsection shall not be construed to limit the effect of subsections (a) or (b) of this Section;

(ii)	the Bank shall not be liable for any error of judgment made in good faith by an officer, employee or agent of the Bank, unless it shall be proved that the Bank was grossly negligent in ascertaining the pertinent facts; and

(iii)	no provision of this Agreement shall require the Bank to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     (f) Except for the requirements under Section 3.3 hereof, the safekeeping of any funds in its possession, the accounting for funds actually received by it hereunder and the investment of the funds in accordance with instructions given in accordance with this Agreement, the Bank shall have no duty to the Authority as to any Gross Revenues or other Collateral or as to the taking of any necessary steps to preserve rights against any Persons or any other rights pertaining to any Gross Revenues or other Collateral.
     (g) Except as specifically provided in this Agreement, the Dominion Account and services of the Bank relating thereto shall be subject to, and the Bank’s operation of the Dominion Account and the services of the Bank relating thereto (including without limitation any sweep product services) shall be in accordance with, the terms and provisions of the Bank’s customary account opening and other account and service-related documentation (as in effect from time to time, collectively, the “Account Documentation”). The Authority agrees, upon the Bank’s request, to promptly execute and deliver the Account Documentation to the Bank. In the event of any inconsistency between this Agreement and any Account Documentation, the terms of this Agreement shall control.
     (h) IN NO EVENT WILL THE BANK BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER ANY CLAIM IS BASED ON CONTRACT OR TORT, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN TO THE BANK AND REGARDLESS OF THE FORM OF THE CLAIM OR ACTION, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM OR ACTION ALLEGING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FAILURE TO EXERCISE REASONABLE CARE OR FAILURE TO ACT IN GOOD FAITH.
     Section 6.2 Indemnification.
     (a) The Authority agrees to indemnify, to hold the Bank harmless and to defend the Bank against any claims, causes of action, damages or expenses, including all reasonable fees and expenses of counsel (such claims, causes of action, damages and expenses being herein referred to collectively as “Losses and Liabilities”) arising out of any claim against the Bank by any Person with respect to amounts due to such Person from sums paid to the Bank hereunder, other than with respect to claims arising out of the breach of this Agreement, or the willful misconduct or gross negligence, by the Bank, its officers, agents or employees, in the performance of its duties under this Agreement, and, as among the Authority, the Manager and the Collateral Agent, any such amounts shall be deemed to be Costs of Construction under the Development and Management Agreement with respect to all such amounts occurring prior to the Commencement Date and thereafter shall be deemed Costs of Gaming Operations under the Development and Management Agreement and subject to the terms of Section 3.9 thereof.
     (b) To the extent to Authority fails to so indemnify, hold harmless and defend the Bank against any Losses and Liabilities in accordance with the provisions of Section 6.2(a) within fifteen (15) calendar days after the Bank’s demand to the Authority therefor, then (a) the Collateral Agent will indemnify the Bank against any such Losses and Liabilities the Bank may suffer or incur as a result of or in connection with the Bank having followed, in accordance with the provisions of this Agreement, any instruction or request of the Collateral Agent (provided that such indemnification obligation shall be limited to the amount of funds that have been disbursed to the Collateral Agent under this Agreement), and (b) the Manager will indemnify the Bank against any such Losses and Liabilities the Bank may suffer or incur as a result of or in connection with the Bank having followed, in accordance with the provisions of this Agreement, any instruction or request of the Manager (provided that such indemnification obligation shall be limited to the amount of funds that have been disbursed to the Manager under this Agreement). The Authority will promptly indemnify the Collateral Agent or the Manager, as the case may be, with respect to any Losses and Liabilities so paid pursuant to this Section 6.2(b), and, if such indemnification is not promptly made, the Losses and Liabilities so paid shall be deemed to be Costs of Gaming Operations under the Development and Management Agreement.

     Section 6.3 Fees and Expenses. The Authority agrees to pay the Bank Fees as provided in Section 2.1(f). The Authority further agrees, after a Manager Event of Default or First Lien Secured Obligations Event of Default, to pay and reimburse the Bank on demand for all out-of-pocket expenses (including in each case all filing and recording fees and taxes and all reasonable fees and expenses of counsel) incurred or expended by the Bank in connection with the creation, perfection, satisfaction, foreclosure or enforcement of the security interests granted hereby and the preparation, administration and enforcement of this Agreement.
     Section 6.4 Certain Rights of Bank. Except as otherwise provided in Section 6.1:
     (a) The Bank may rely and shall be protected in acting or remaining from acting upon any certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or documents believed by it to be genuine and to have been signed or presented by the proper party or parties.
     (b) Whenever in the administration of this Agreement the Bank shall deem it desirable that a matter be proved or established prior to taking, suffering, or omitting any action hereunder, the Bank (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon a certificate of an officer of the Manager and a certificate of an authorized employee the Collateral Agent; provided, however, during a First Lien Secured Obligations Event of Default Period, the Bank may only rely on a certificate of the Collateral Agent.
     (c) The Bank shall not be bound to make any investigation into the facts or matters stated in any certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document, but the Bank, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.
     Section 6.5 Bank Required, Eligibility. There shall at all times be a Bank hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any State, having a combined capital, undivided profits and surplus of at least $500,000,000.00. If at any time the Bank shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
     Section 6.6 Resignation and Removal, Appointment of Successor.
     (a) No resignation or removal of the Bank and no appointment of a successor Bank pursuant to this Article shall become effective until the acceptance of appointment by the successor Bank under Section 6.7 and execution by such successor Bank of an agreement assuming the obligations of such resigning Bank hereunder or of a Dominion Account Agreement substantially in the form of this Agreement. Following the resignation of the Bank, the Manager (pursuant to Section 6.6(d)(i)) or the Collateral Agent (pursuant to Section 6.6(d)(ii)) will act promptly and in good faith to appoint a successor Bank.

     (b) The Bank may resign (i) if any party should fail at any time to make any payment when due to the Bank under the terms of this Agreement (following the expiration of any cure or grace period provided in this Agreement with respect to such payment obligation and, with respect to any payment obligation of the Authority, any period allowed for indemnification by another party of such obligation), the Bank may resign by giving fifteen (15) calendar days prior written notice to the Authority, the Manager and the Collateral Agent if such payment failure is not cured by the end of such fifteen-day notice period, and (ii) otherwise, by giving thirty (30) calendar days prior written notice thereof to the Authority, the Manager and the Collateral Agent. If an instrument of acceptance by a successor Bank shall not have been delivered to the Bank within thirty (30) calendar days after the giving of such notice of resignation, the resigning Bank may close the Dominion Account and commence an interpleader or other appropriate action seeking a court order for disposition of the proceeds of the Dominion Account or petition any court of competent jurisdiction for the appointment of a successor Bank.
     (c) Subject to subsection (a) above, (i) other than during a First Lien Secured Obligations Event of Default Period, the Bank may be removed at any time by an instrument in writing executed by the Manager and the Collateral Agent, and (ii) during a First Lien Secured Obligations Event of Default Period, the Bank may only be removed by an instrument in writing executed solely by the Collateral Agent (in which case the Collateral Agent shall promptly provide the Manager written notice of such removal in accordance with the provisions of Section 6.6(e). In either case any successor Bank must satisfy the eligibility requirements set forth in Section 6.5).
     (d) If the Bank shall resign or be removed for any cause,
          (i) other than during a First Lien Secured Obligations Event of Default Period, the Manager shall promptly appoint a successor Bank and promptly provide the Collateral Agent written notice of such appointment in accordance with the provisions of Section 6.6(e); and
          (ii) during a First Lien Secured Obligations Event of Default Period, the Collateral Agent shall promptly appoint a successor Bank and promptly provide the Manager written notice of such appointment in accordance with the provisions of Section 6.6(e);
provided, however, that any successor Bank must satisfy the eligibility requirements set forth in Section 6.5.
     (e) Any party required to give written notice of the removal of the Bank and the appointment of a successor Bank in accordance with the provisions of the foregoing Sections 6.6(c) and (d) shall give such notice promptly, and in any event within five (5) Business Days of such event, by certified mail, return receipt requested, postage prepaid. Such notice shall include the name of the successor Bank and the address of its principal corporate trust office. The recipient of the notice, within five (5) Business Days of its receipt of such notice, shall have the right to reject the choice of the successor Bank by providing return written notice if (i) the successor Bank fails to comply with Section 6.5 hereof, (ii) the successor Bank is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the successor Bank under any bankruptcy law, (iii) a custodian or public officer takes charge of the successor Bank or its property, or (iv) the successor Bank becomes incapable of acting.
     Section 6.7 Acceptance of Appointment by Successor. Every successor Bank appointed hereunder shall execute, acknowledge, and deliver to the Authority, the Manager and the Collateral Agent, and to the retiring Bank an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Bank shall become effective and such Bank, without any further act, deed, or conveyance, shall become vested with all the rights, powers, trusts, and duties of the retiring Bank, but, on request of the Authority, the Manager, the Collateral Agent or the successor Bank, such retiring Bank shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Bank all the rights, powers and trusts of the retiring Bank, and shall duly assign, transfer and deliver to such successor Bank all property and money held by such retiring Bank hereunder. Upon request of any such successor Bank, the Authority shall execute any and all instruments for more fully and certain vesting in and confirming to such successor Bank for all such rights, powers and trusts.
     Section 6.8 Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Bank may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion, or consolidation to which the Bank shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Bank, shall be the successor of the Bank hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.
     Section 6.9 No Set-Off. The Bank shall not set off from the Collateral any obligations or other amounts which may be payable to the Bank by the Authority, the Manager, the Collateral Agent or by any other Person, other than amounts due pursuant to Sections 2.1(f) and 6.3.
ARTICLE 7
MISCELLANEOUS
     Section 7.1. Notices. Except as otherwise provided herein, any notice or demand which, by provision of this Agreement, is required or permitted to be given or served any party to the others shall be deemed to have been sufficiently given and served for all purposes: (a) (if mailed) three (3) calendar days after being deposited, postage prepaid, in the United States Mail, registered or certified mail; or (b) (if delivered by express courier) one Business Day after being delivered to such courier; or (c) (if delivered in person) the same day as delivery, or until another address or addresses are given in writing by a party as follows:

To Authority:	Shingle Springs Tribal Gaming Authority
P. O. Box 1660
El Dorado, CA 95623-1660

Attention: Chairman

To Bank:	Wells Fargo Bank, N.A.
Gaming Division
5340 Kietzke Lane, Suite 200
Reno, NV 89511-2065
Attention: Erna Stuckey

To Manager:	Lakes KAR-Shingle Springs, LLC
c/o Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, MN 55305
Attn: Timothy J. Cope

With a copy to:

Gray, Plant, Mooty, Mooty & Bennett
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-3796
Attn: Daniel R. Tenenbaum

To Collateral Agent:	The Bank of New York Trust Company, N.A.
2 North LaSalle Street
Suite 1020
Chicago, IL 60602
Attention: Corporate Trust
     Any notice given under this Agreement by any party shall be given to all parties.
     Section 7.2 Severability. If any provision of this Agreement is prohibited by, or is unlawful or unenforceable under, any applicable law of any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof, provided, however that where the provisions of any such applicable law may be waived, they hereby are waived by the parties hereto to the fullest extent permitted by law to the end that this Agreement shall be deemed to be a valid and binding agreement in accordance with its terms.
     Section 7.3 Survival. The warranties, representations, covenants and agreements set forth herein shall survive the execution and delivery of this Agreement and shall continue in full force and effect until all the Manager Obligations and First Lien Secured Obligations shall have been paid and performed in full. The terms and provisions of the Indenture referred to herein are incorporated herein by reference and shall have the original meaning thereof notwithstanding any termination, expiration or amendment of the Indenture.

     Section 7.4 Captions. Captions herein are for convenience only and shall not be deemed part of this Agreement.
     Section 7.5 Binding Effect. Subject to any limitations on assignment set forth in the Development and Management Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.
     Section 7.6 Amendments. This Agreement may not be amended, modified, waived, canceled or terminated, except in writing executed by all of the parties hereto. The Collateral Agent may execute such a writing only with the consent of the Required Secured Parties (as defined in the Intercreditor and Subordination Agreement).
     Section 7.7 Rights, Powers, Waivers, etc. Each and every right, remedy and power granted to the Bank, the Manager or the Collateral Agent hereunder or to the Manager with respect to the Manager Obligations or the Collateral Agent under the Intercreditor and Subordination Agreement shall be cumulative and may be exercised by the Bank, the Manager or the Collateral Agent, as applicable, from time to time concurrently or independently as often and in such order as the Bank, the Manager or the Collateral Agent may deem expedient; provided, however, that any and all remedies of the Bank and the Manager shall be Limited Recourse (as defined in the Development and Management Agreement). No failure on the part of the Bank, the Manager or the Collateral Agent to exercise and no delay in exercising, any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof of any other power or right.
     Section 7.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original but together shall constitute one and the same instrument.
     Section 7.9 Sovereign Immunity Waiver; Arbitration; Submission to Jurisdiction; Limitation on Damages.
          (a) Manager. This Agreement constitutes a Transaction Document. Unless and until the Discharge of the First Lien Secured Obligations occurs, and thereafter until a dominion account agreement to which the Authority and the Manager are parties becomes effective and no further Collateral is deposited in the Dominion Account established hereby, this Agreement constitutes the Dominion Account Agreement as defined and referred to in the Development and Management Agreement. As such and without limiting the scope of such Development and Management Agreement, the provisions of Sections 2.11, 10.10 and Article 11 of the Development and Management Agreement apply to this Agreement and are hereby incorporated by reference, including, without limitation, the limited sovereign immunity waiver, limitations on recourse and arbitration and jurisdiction provisions contained therein and the Resolution of Limited Waiver referred to therein. Such provisions are for the benefit of the Manager and not for the benefit of the Trustee, the holders of the Senior Notes or the Collateral Agent.

          (b) Indenture. This Agreement constitutes the Notes Dominion Account Agreement as defined and referred to in the Indenture, and the provisions of such Indenture are hereby incorporated by reference, including, without limitation, the limited sovereign immunity waiver, limitations on recourse and arbitration provisions contained therein. Such provisions are for the benefit of the Trustee and the holders of the Senior Notes and not for the benefit of the Manager. In addition, the Authority expressly agrees that all limited sovereign immunity waivers, limitations on recourse and arbitration provisions set forth in the Indenture for the benefit of the Trustee or any of the First Lien Secured Parties are hereby incorporated by reference and shall be deemed to apply equally to the Collateral Agent and the Bank to the full extent set forth in the Indenture.
     Section 7.10 Agreements Control. With respect to the Dominion Account, in the event of inconsistency (a) between the Development and Management Agreement and this Agreement, this Agreement shall control or (b) between the Intercreditor and Subordination Agreement and this Agreement, the Intercreditor and Subordination Agreement shall control; provided, however, the duties and obligations of the Bank shall be governed solely by this Agreement.
     Section 7.11 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law of the State of New York (including the Uniform Commercial Code, which Uniform Commercial Code shall apply without regard to any provision therein that would otherwise provide that such Uniform Commercial Code is inapplicable to the Tribe or any Tribal Party, whether based upon the fact that the Tribe or any Tribal Party is deemed to be a governmental body or otherwise); except that (i) to the extent that New York law does not recognize or provide for the creation, attachment, perfection, priority or enforcement of any security interest granted hereby in any Collateral that is recognized or provided for under the Tribal UCC Code, then the Tribal UCC Code shall apply thereto so as to give effect to such creation, attachment, perfection, priority or enforcement, and (ii) to the extent that such Tribal UCC Code shall under any circumstances otherwise be more favorable to a secured party hereunder than to the Authority, then under such circumstances and to such extent the Tribal UCC Code shall apply. As used in this provision, “Tribal Party” shall have the meaning ascribed to such term in the Tribal UCC Code.
     Section 7.12 Compliance with Intercreditor and Subordination Agreement. The Collateral Agent and the Manager hereby acknowledge and agree as between themselves that, notwithstanding anything herein to the contrary, the exercise of any right or remedy by the Manager hereunder (including, without limitation, its right to give any instructions to the Bank and to withdraw funds from the Dominion Account) is subject to the provisions of the Intercreditor and Subordination Agreement.
     Section 7.13 Successors and Assigns.
     (a) None of the Authority, the Collateral Agent or the Manager may assign or transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Bank, which consent will not be unreasonably withheld (provided, however, that no such consent of the Bank will be required if (i) such party provides prompt written notice of such assignment or transfer to the Bank, (ii) the assignee or transferee is not entitled to any rights or benefits under this Agreement until it provides evidence in writing reasonably acceptable to the Bank that such assignee or transferee agrees to be bound by the terms and provisions of this Agreement, and (iii) such assignment or transfer does not violate applicable laws).
     (b) The Bank may not assign or transfer its rights or obligations under this Agreement to any other Person without the prior written consent of the Manager and the Collateral Agent, which consent will not be unreasonably withheld (provided, however, that no such consent of the Manager and the Collateral Agent will be required if such assignment or transfer takes place as a part of a merger, acquisition or corporate reorganization affecting the Bank).
[The remainder of this page has been intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in counterparts, as of the Effective Date.

“AUTHORITY”

SHINGLE SPRINGS TRIBAL GAMING AUTHORITY

By:	/S/ Nicholas H. Fonseca

Name: Nicholas H. Fonseca
Its: Tribal Chairman

And:	/S/ Richard Lawson

Name: Richard Lawson
Its: Authority Chairman

“BANK”

WELLS FARGO BANK, N.A.

By:	/s/ Erna Stuckey

Name:	Erna Stuckey
Its:	Vice President

“MANAGER”

LAKES KAR-SHINGLE SPRINGS, LLC

By:	/S/ Damon E. Schramm

Name: Damon E. Schramm
Its: General Counsel

“COLLATERAL AGENT”

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ Kristine E. Brustman

Name:	Kristine E. Brustman
Its:	Vice President

EXHIBIT “A”
COMPLIANCE CERTIFICATE
Dated                     , 200_
     I, the Chief Financial Officer of the Shingle Springs Tribal Gaming Authority (the “Authority”), do hereby provide this Compliance Certificate in connection with that certain Notes Dominion Account Agreement dated June [___], 2007 (the “Dominion Agreement”), by and between the Authority, the Manager, the Collateral Agent and the Bank (the “Bank”); capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Dominion Agreement.
     I certify that as of the date hereof:
1)	All Enterprise Revenues arising from the operations of the Enterprise from , 200 ___ to , 200 ___ have been deposited into the Dominion Account with the Bank.

SHINGLE SPRINGS TRIBAL GAMING AUTHORITY

By:

Name:

Its:

i